                              EXHIBIT (b)(4)(p)

Certificate Number
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                    ORGANIZED AS A VOLUNTARY ASSOCIATION
                            UNDER THE LAWS OF THE
                        COMMONWEALTH OF MASSACHUSETTS

                              NASL SERIES TRUST

                        International Small Cap Trust

THIS CERTIFIES THAT
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is the owner of
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FULLY PAID AND NON-ASSESSABLE SHARES OF BENEFICIAL INTEREST, $0.01 PAR VALUE, OF NASL SERIES TRUST

        In accordance with, and subject to all the provisions of, an Agreement and Declaration of Trust dated September 29, 1988, and any amendments thereto, a copy of which provisions every shareholder agrees by the acceptance of share certificate.

        The Declaration of Trust provides that the name "NASL Series Trust" refers to the Trustees under the Declaration collectively as Trustees, but not as individuals or personally; and no Trustee, shareholder, officer, employee or agent of the Trust may be held to any personal liability, or may resort be had to their private property for the satisfaction of any obligation or claim or otherwise in connection with the affairs of the Trust Property only shall be liable.

        This certificate is not valid until countersigned by the Transfer
Agent.

        IN WITNESS WHEREOF, the Trustees under said Declaration of Trust, acting not individually, but as such Trustees have cause to be affixed to this certificate the facsimile Seal of the Trust and the facsimile signatures of duly authorized officers of the Trust, acting not individually but as such officers.


            TREASURER                                  PRESIDENT

                            Dated________________